UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

EZY CLOUD HOLDING, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-54349

(Commission File No.)

138 Cecil Street #09-02

Cecil Court

Singapore 069538

(Address of principal executive offices and Zip Code)

+60 16 202 9898

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

Mr. Joe Leung notified the Company’s Board of Directors that he would resign as the Company’s Chief Financial Officer effective June 30, 2017. The Board of Directors accepted his resignation.

Appointment of Acting Chief Financial Officer

Effective as of June 30, 2017, the Company’s Board of Directors approved the appointment of Mr. Lim Kor Kiat as the Acting Chief Financial Officer.

Mr. Lim has served as the Company’s Chairman, President, Chief executive Officer and Treasurer since December 22, 2015. Mr. Lim is the founder and president of EzyCloud Sdn Bhd, which was established in Malaysia in 2014. EzyCloud develops a mobile social and payment application that allows users to easily connect with each other and get rebates from shopping activities. Before EzyCloud, Mr. Lim founded Liberty Land in Taiwan in 2008 and acted as President. Liberty Land is engaged in the development of mobile applications and software. At Liberty Land, Mr. Lim developed EzyCard, a membership loyalty program through which members receive rebates and collect points.

Mr. Lim will receive no compensation for his services in connection with this appointment. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Lim’s appointment as the Acting Chief Financial Officer, and there was no grant or award to Mr. Lim or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 21 day of August, 2017.

EZY CLOUD HOLDING, INC.

By:	/s/Lim Kor Kiat
Lim Kor Kiat, President, Principal Executive Officer, Acting Principal Financial Officer

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